For More Information:	EXHIBIT 99.1
Investor contact: Aaron Pearce 414-438-6895
Media contact: Carole Herbstreit 414-438-6882

Brady reports fiscal 2010 third-quarter sales and earnings

MILWAUKEE (May 19, 2010)—Brady Corporation (NYSE: BRC), a world leader in identification solutions, today announced third quarter sales and earnings for its fiscal quarter ended April 30, 2010.

Sales for the quarter were up 16.3 percent to $321.9 million compared to sales of $276.7 million in the fiscal 2009 third quarter. Organic sales were up 8.5 percent compared to the prior year, acquisitions contributed 2.0 percent to sales, and the impact of foreign currency exchange added 5.8 percent to sales in the quarter. Regionally, organic sales grew 9.7 percent in the Americas, 6.1 percent in Europe and 9.4 percent in the Asia-Pacific region.

Net income for the quarter was up 31.9 percent to $23.7 million compared to $18.0 million in the same quarter last year. Excluding after-tax restructuring charges, net income in the quarter was up 29.6 percent to $25.4 million compared to $19.6 million in the fiscal 2009 third quarter. Earnings per diluted Class A Common Share were $0.45 in the 2010 third quarter compared to $0.34 in the prior year quarter. Excluding after-tax restructuring charges, earnings per diluted Class A Common Share were $0.48 in the third quarter compared to $0.37 in the prior year quarter.

Sales for the nine–month period ended April 30, 2010 were $936.2 million compared to $921.5 million in the same period last year, up 1.6 percent. Net income for the nine-month period was up 18.5 percent to $60.4 million compared to $50.9 million in the same period in fiscal 2009. Nine-month earnings per diluted Class A Common Share were $1.14 compared to $0.96 per share in the same period last year. Results include after-tax restructuring charges of $6.9 million or $0.13 per diluted Class A Common Share for the nine-month period ended April 30, 2010, and $16.8 million or $0.32 per diluted Class A Common Share for the nine-month period ended April 30, 2009.

“We are pleased to see organic sales growth return in all regions, as well as improvement in our profitability. While we remain cautious about the stability of the global economy, we continue to invest in our future with robust new product development and other organic growth programs to expand the breadth of our product offerings and increase our market share. We are also investing in initiatives to streamline our SG&A functions, similar to the lean activities and Brady Business Performance System that we have been using to drive improvements in the operations area,” said Brady President and Chief Executive Officer Frank M. Jaehnert.

“Additional third quarter highlights include the acquisition of Securimed, a direct marketer of first-aid supplies in France. And the generation of cash flow from operations of $50.0 million increased our cash position to $207.1 million at April 30, 2010. We also completed a €75 million debt offering on May 13, 2010. This, along with our untapped bank revolving line of credit, provides us with significant flexibility to take advantage of future growth opportunities,” said Brady Chief Financial Officer Thomas J. Felmer.

A Web cast of a conference call regarding the company’s fiscal 2010 third quarter results will be available at www.investor.bradycorp.com beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs about 7,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2009 sales were approximately $1.2 billion.

More information is available on the Internet at www.bradycorp.com.

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Brady believes that certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from the length or severity of the current worldwide economic downturn or timing or strength of a subsequent recovery; future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady’s ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; fluctuations in currency rates versus the US dollar; unforeseen tax consequences; potential write-offs of Brady’s substantial intangible assets; Brady’s ability to retain significant contracts and customers; risks associated with international operations; Brady’s ability to attract and retain key talent; Brady’s ability to maintain compliance with its debt covenants; technology changes; business interruptions due to implementing business systems; environmental, health and safety compliance costs and liabilities; future competition; interruptions to sources of supply; Brady’s ability to realize cost savings from operating initiatives; difficulties associated with exports; risks associated with restructuring plans; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section located in Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2009. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements.